CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Sandy Spring Bancorp, Inc.
Sandy Spring Bancorp, Inc. Cash and Deferred Profit Sharing Plan

We consent to the incorporation by reference in the previously filed Registration Statements No. 33-48453 and 33-29316 of Sandy Spring Bancorp, Inc. on Post Effective Amendment No. 2 to Form S-8 and Form S-8, respectively, of our report dated June 26, 2007, relating to our audit of the statement of net assets available for benefits of Sandy Spring Bancorp, Inc. Cash and Deferred Profit Sharing Plan as of December 31, 2006, which appears in this Annual Report on Form 11-K of the Sandy Spring Bancorp, Inc. Cash and Deferred Profit Sharing Plan for the year ended December 31, 2007.

/s/ McGladrey & Pullen, LLP
Baltimore, Maryland
June 23, 2008